UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2006

INTERNATIONAL SHIPHOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2-63322	36-2989662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Poydras Street, New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 529-5461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act

 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01.

OTHER EVENTS

On June 26, 2006, International Shipholding Corporation issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

As described in that release, we intend to relocate the U.S. terminal operations of our rail-ferry service and our corporate headquarters from New Orleans, Louisiana, to Mobile, Alabama by early 2007.  We have received commitments from the State of Alabama, City of Mobile, and Mobile County to provide economic incentives to assist us in mitigating the cost of relocation.

Our net investment in the terminal assets located in New Orleans associated with the rail-ferry service is approximately $8.9 million.  We also have a 50% ownership interest in Rail Terminal Logistics, Inc. (RTI), a transloading and storage facility located near the terminal with a book value of approximately $1.9 million.

We are reviewing our options for future utilization of the assets located at the rail-ferry terminal site in New Orleans.  Because the economic incentives from state and local governments in Alabama are not intended to cover the New Orleans investment, it is possible that this review could lead us to the conclusion that we will not be able to recover some or all of our investment in the terminal.  If that conclusion is made, an impairment of some or all of the carrying value may be required.

On the basis of an independent appraisal of the property and related assets held by RTI, we have concluded it is likely that we can recover our $1.9 million investment in that entity.

Because of the economic incentives being provided by state and local governments in Alabama, it is possible that the relocation of the corporate headquarters could result in no net effect on our operating results.  However, it is also possible that our relocation costs could exceed the incentives.  Therefore, our results of operations during the periods associated with the relocation, from third quarter of 2006 until the first quarter of 2007, could be impacted.

Determinations of the fair value of the assets at the rail-ferry terminal site and our investment in RTI, as well as our estimated costs to relocate our corporate headquarters are based on current estimates. Actual amounts and actual results could vary from estimates, and such variances could be material.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibit

Exhibit Number	Document
99.1	Press Release dated June 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada

Manuel G. Estrada

Vice President and Chief Financial Officer

Date	June 27, 2006

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